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                                                                    Exhibit 10.3

                              EMPLOYMENT AGREEMENT
                                (Don E. Ackerman)

      THIS AGREEMENT is made as of July 24, 1995 by and between WCI COMMUNITIES LIMITED PARTNERSHIP, a Delaware limited partnership ("Employer") and DON E. ACKERMAN ("Employee").

                                    RECITALS

      Employer and its affiliated entities are in the business of acquiring, improving, developing, leasing and selling land and operating businesses related to or arising out of the land activities. Employer desires to employ Employee in a senior executive capacity and Employee desires to accept such employment on the terms and conditions provided in this Agreement.

      NOW, THEREFORE, in consideration of the agreements set forth herein, the parties agree as follows:

1.    Definitions

      1.1 Affiliate - Each subsidiary, joint venture or other entity in which either Employer or the general partner of Employer now has or hereafter has a direct or indirect controlling equity interest.

      1.2 Base Compensation - Five Hundred Thousand Dollars ($500,000) per year, to be paid in equal monthly installments.

      1.3 Benefit Allowance - Twenty percent (20%) of Base Compensation, to be paid in equal monthly installments in lieu of employee welfare benefits provided by Employer for executives and employees for health, life and disability insurance, 401(k) savings plans and other similar benefit programs.

      1.4 Board - the board of directors of Investors or WCI, Inc., which is or shall become the general partner of Employer.

      1.5   Cause -

            (a) gross negligence or willful or criminal misconduct in the performance by Employee of his duties and responsibilities hereunder, including the supervision of others; or

            (b) negligence in the performance of his duties or supervision of others; or

            (c) conviction of Employee of the commission of any act which is a felony; or
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            (d)   failure by Employee to devote the time necessary to the
                  performance of his duties hereunder, as determined by the Board in its sole discretion, not to exceed 100% of business time.

      1.6 Disabled - Employee shall be deemed Disabled if he is unable to perform his duties hereunder for a period in excess of one hundred eighty (180) consecutive days, and in such case the date on which he shall be deemed Disabled shall be the 181st day.

      1.7 Partnership Agreement - The Agreement of Limited Partnership of the Employer.

      1.8 Pre-Disability Period - A period beginning on the date when the Board determines, in good faith, that as a result of illness, impairment or other disability, Employee is unable to perform substantially all of the material duties of his employment hereunder, and ending on the first to occur of (a) the 181st day after such date of determination (b) the date Employee is Disabled
            (c) the date when a court or competent jurisdiction shall finally determine that Employee is able to perform all of the duties of his employment hereunder and (d) the date that the Board determines that the Pre-Disability Period has ended.

      1.9 Severance Payment - the net present value of the unpaid Base Compensation for the period from the date of termination under
            Section 5.1. to the tenth (10th) anniversary of the date hereof, determined on the date of termination at a discount rate of eight percent (8%) per annum.

      1.10 Term - a period of ten (10) years, beginning on the date hereof and ending on the tenth (10th) anniversary of the date hereof.

2.    Employment

      Subject to all of the terms and conditions herein provided, Employer hereby employs Employee in such executive capacities, and with such appropriate duties as the Employer may determine from time to time. Initially, Employee shall serve as Executive Vice President of Employer if and when appointed to that position by Employer. If elected to the position of Chairman of the Board of the general partner of Employer, Employee shall also serve in that position


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(provided, however, that Employee's election to the position of Chairman of the
Board, and subsequent removal of the Employee from that position shall not constitute termination of employment for purposes of this Agreement). Employee shall be subject to the supervision, direction and control of the Board and shall report to the Board as a whole. The Board shall not appoint any individual to whom Employee shall report, or who shall have the right to supervise Employee, provided, however, that this provision shall not limit the right of the Board to designate a person or persons (who shall be a member of or members of the Board) to coordinate the reporting relationship. Employee's duties and authority may be expanded or curtailed in whole or in part at any time and from time to time by the Board. Employer will provide Employee with written notice specifying the extent to which his duties or authority is modified, Notwithstanding the foregoing, if the Board changes Employee's working conditions or specifies duties so that Employee's powers and duties are materially inconsistent with a senior level executive who reports directly to the board of directors, or if the Board changes the reporting relationship so that Employee reports to another officer or person, other than to the Board as a whole, then at any time thereafter at Employee's option and upon thirty (30) days notice and provided that such changes shall not have been rescinded or corrected to the reasonable satisfaction of Employee within such thirty (30) day period, Employee shall have the right to terminate the employment relationship, and in such event, the employment shall be deemed to have been terminated by Employer under Section 5.1, without Cause; provided, however, that nothing in this sentence shall restrict the Board from changing duties and reporting relationships during the pendency of a Pre-Disability Period, and during such period, Employee shall not have the right to terminate the employment relationship under this sentence.

3.    Period of Employment

      Except as specifically otherwise provided herein, Employee's employment shall commence as of the date hereof and shall continue throughout the Term.

4.    Compensation

      4.1 During the Term, Employer shall pay to Employee Base Compensation plus the Benefits Allowance.

      4.2 During the Term, Employer shall pay to or reimburse Employee for the cost and expense to Employee for:

            (a) reasonable expenses incurred in the performance of Employee's duties for travel,


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                  room and board and entertainment related to the business of the Employer and its Affiliates;

            (b) $15,000 paid quarterly as an allowance for secretary, office and administrative staff, which payment and amount shall be subject to review and modification by the Board on an annual basis; and

            (c) the reasonable costs for relocation, moving and costs for temporary housing in the Naples, Florida, area until such time as Employee permanently relocates to the Naples, Florida area.

No amounts shall be paid under this Section 4.2 following termination of employment for any reason, except to the extent incurred by Employee prior to the date of termination.

5.    Termination of Employment

      5.1 Termination without Cause - The Board may at its election and without Cause terminate Employee's employment, upon not less than thirty (30) days notice to Employee. Termination shall be effective at the end of the notice period. If Employee's employment is terminated under this Section 5.1, on the date such termination of employment is effective, Employer shall at its option, either pay Employee the Severance Payment, or continue to pay to Employee Base Compensation for the balance of the Term, on a monthly basis, as though no termination had occurred. In either case, termination shall not affect Employer's obligations under this Agreement to pay to Employee the Benefit Allowance for the balance of the Term based upon the Base Compensation paid to Employee immediately prior to termination, and Employer shall pay such amounts, on a monthly basis, as though no termination had occurred.

      5.2 Voluntary Resignation Prior to Expiration of Repurchase Option. If Employee voluntarily resigns prior to the time that the "Repurchase Option" with respect to the Employee as defined under Section 7.6 of the Partnership Agreement expires without being exercised, then Employer shall have no further obligations to Employee for payment of Base Compensation, Severance Payment or Benefit Allowance, and all payments and obligations of Employer to Employee under this Agreement (except those incurred or accrued prior to resignation and for indemnification under section 10) shall cease as of the effective date of such resignation.

      5.3 Voluntary Resignation, Disability or Death. If Employee voluntarily resigns (except as provided in Section 5.2), becomes Disabled or dies during the Term (any of which are referred to herein as an "Employee Terminating Event"),


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Employee shall continue to receive Base Compensation, reduced as follows:

            (a) If the Employee Terminating Event occurs prior to the third anniversary of the date hereof, then effective upon such Employee Terminating Event, each payment of Base Compensation thereafter will be reduced by 75%;

            (b) If the Employee Terminating Event occurs after the third anniversary of the date hereof but prior to the sixth anniversary of the date hereof, each payment of Base Compensation thereafter will be reduced by 50%;

            (c) If the Employee Terminating Event occurs after the sixth anniversary of the date hereof, each payment of Base Compensation thereafter will be reduced by 25%; and

in any of such cases, Employee shall also be entitled to receive, and shall receive, Benefit Allowance based on such reduced amount. Employer shall have the right and option to accelerate and prepay the entire amount to be paid under
Section 5.3(a), (b) or (c), as the case may be, within thirty (30) days after the Employee Terminating Event, in which case the amount to be paid will be discounted at the rate of eight percent (8%) per annum.

5.4   Termination for Cause.

            (a) The Board may at its election and at any time terminate Employee's employment for Cause under Section 1.5(a), 1.5(b) or 1.5(c), which termination shall be effective on notice.

            (b) If the Board determines, in good faith, that Employee is not devoting the time necessary to the performance of his duties hereunder, it may notify Employee of such determination, which notice shall state the percentage of business time, not in excess of 100%, which the Board shall require from Employee, and in such case, Employee shall have a reasonable period, in the determination of the Board, to satisfy such Board requirement. If, after the expiration of such reasonable period of time, the Board determines that Employee shall not have satisfied the requirements of the notice given under this Section 5.4(b), the Employee's employment shall be terminated for Cause under Section 1.5(d), effective upon notice to Employee of such determination,

            (c) If Employee's employment shall have been terminated under
      Section 5.4(b), Employee may within sixty (60) days of the effective date of any such termination, file a legal proceeding in any court of competent jurisdiction, to determine whether with respect to such termination for Cause (x) the Board's


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      determination thereof was in good faith and/or (y) the Board in its notice was requiring more than 100% of the Employee's business time; provided, however, that Employee expressly agrees and acknowledges that the determination of the amount of business time necessary for the performance of Employee's duties hereunder (but not whether the determination of such amount was made in good faith) will be in the sole discretion of the Board and will not be an element of determination in any legal proceeding.
      During the pendency of any such proceeding (including the period between termination and the commencement of such proceeding), the payments which would be due to Employee but for such termination shall be deposited by Employer in an interest bearing account. The interest shall be deemed attributable during the pendency of such proceeding to the Employer. If Employee is successful in such proceeding, the amount in such account (including the interest thereon) shall be paid to Employee at the time a final nonappealable judgment is issued for Employee, Employer shall be deemed to have terminated the employment of Employee without Cause at the time of the entry of such judgment, and Employer shall thereafter pay to Employee the Severance Payment as of the date of entry of such judgment and the Benefit Allowance for the balance of the Term. If Employer is successful in such proceeding, the amount in such account (including the interest thereon) shall be paid to Employer at the time a final nonappealable judgment is issued for Employer.

            (d) Upon termination for Cause, Employer shall have no further obligations to Employee for payment of Base Compensation, Severance Payment or Benefit Allowance, and all payments and obligations of Employer to Employee under this Agreement (except those incurred or accrued prior to termination and for indemnification under Section 10) shall cease as of the date of such termination.

6.    Non-Competition

      Employee agrees that during the period of his employment and for a period of three (3) years after termination of employment, he will not be a shareholder, partner, joint venturer or other equity owner in, or sole proprietor of, or officer, director, employee, consultant, agent or representative of, or otherwise engage, directly or indirectly, in any business which is competitive with the business conducted by Employer and its Affiliates at the date of termination of employment; provided, however, that this provision shall not apply to (i) Employee's serving as officer and director of, owning equity and debt interests in and investing in Florida Design Communities, Inc. ("Florida Design") and in all subsidiaries, joint ventures and other entities in which Florida Design and its controlling


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stockholders now or hereafter has a controlling equity interest ("Florida Design
Affiliates") and (ii) the ownership of not more than five percent (5%) of any publicly traded entity (or if such publicly traded entity is the acquiring entity of Florida Design, such percent as Employee may have received in such acquisition). During the term of Employee's employment hereunder, any real estate investment which comes to the attention of Employee shall first be offered to the Employer, and if rejected by the Board may be offered to Florida Design or to any Florida Design Affiliate. After termination of Employee's employment hereunder and during the three (3) year noncompete period, Employee shall not be actively involved through Florida Design or any Florida Design Affiliate in any new business which is in direct competition with Employer's business on the date of termination, unless Employee shall first offer the business opportunity to Employer and Employer shall elect to not pursue such opportunity.

7.    Nonsolicitation

      Employee agrees that during the term of his employment, and for a period of three (3) years after termination of employment, he shall not solicit any employee of Employer to accept employment with Employee or with any other person; provided, however, that this provision shall not apply to any person who shall have been an employee of Employee or any Florida Design Affiliate prior to the date of this Agreement and whose employment was in the nature of executive assistant or executive secretary to Employee.

5.    Confidentiality

      Employee agrees that during the period of his employment and for the period following termination of employment for so long as Employee is a limited partner of Employer, he shall not use or disclose to third parties any confidential information of Employer or any Affiliate. All files, records documents, data and similar items relating to Employer and Affiliates, as well as all copies thereof, whether prepared by Employee or otherwise coming into his possession, shall remain the exclusive property of the Employer and shall immediately be returned to Employer upon termination of Employee's employment.

9.    Remedy

      Employee acknowledges that the restrictions contained in sections 6 and 7 of this Agreement are reasonable and necessary to protect the legitimate interests of Employer, do not cause Employee undue hardship, and that violations of those provisions of this Agreement will result in irreparable injury to Employer and that, therefore, Employer shall be entitled to preliminary and permanent injunctive relief without bond in any court of competent jurisdiction to enforce


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such provisions, which rights shall be cumulative and in addition to any other rights or remedies to which Employer may be entitled. The prevailing party in any litigation to enforce the terms of this Agreement shall be entitled to recover reasonable costs and expenses, including attorneys' fees.

10.   Notices

      All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be delivered personally, by courier service, or mailed by postage prepaid certified U.S. mail, return receipt requested, to the address herein designed or such other address as may be designated in writing by notice given in the manner provided herein, and shall be effective if delivered or sent by courier upon personal delivery; or if mailed, three days after the date of deposit in the U.S. mail.

11.   Indemnity

      Employer shall indemnify Employee and hold him free and harmless from and against any and all loss, liability, cost or expense resulting to Employee, or to which he may be or become subject, as a result of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (but not including any action between Employer and Employee, other than an action in the nature of a derivative action in the right of the Employer) by reason of any acts, omissions, or alleged acts or omissions, arising out of his activities as officer, employee or agent of Employer, as a director, officer or agent of any general partner of Employer or of any Affiliate, or otherwise arising out of his activities on behalf of Employer or any Affiliate or in furtherance of the interests of Employer or any Affiliate, against expenses for which he has not otherwise been reimbursed (including attorney's fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by him in connection with such action, suit or proceeding so long as he did not act fraudulently, or in a manner which constituted willful misconduct or gross negligence, or, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful. During the course of any investigation, proceeding or other matter (other than an investigation, proceeding or other matter brought by the Employer directly against the Employee or brought by the Employee directly against the Employer), Employer shall pay the legal fees and expenses of Employee, notwithstanding that at the time of such payment it shall not have been finally determined whether Employee is actually entitled to indemnification, provided Employee agrees to reimburse Employer if it is finally determined that he was not entitled to such indemnification.


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12.   Miscellaneous Provision

      12.1 Binding Effect and Assignability. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, administrators, executors, legal representatives, successors, assigns, and transferees. Employee shall have the right to pledge any and all of his rights under this Agreement.

      12.2 Insurance. In the event the Employer procures a term life insurance policy for the benefit of Employer in the amount of five million dollars ($5,000,000) on the life of Employee, Employee agrees to pay (by a reduction of the Benefit Allowance) one-half of each annual premium on such policy at all times when Employee is an employee of Employer. If for any reason any such policy is cancelled and there is a premium refund with respect to any premium paid by Employee, Employee shall be entitled to his prorata share of such refund. The agreements in this Section 11.2 are based upon the assumption that the Employer will be able to obtain a life insurance policy with a premium of approximately $60,000 per year, fixed for five years. If the Employer is unable to obtain such insurance for such premium, then the parties will use commercially reasonable best efforts, to make other mutually acceptable and equitable arrangements, which may include a change in the terms of the "Repurchase Option" as defined under the partnership Agreement.

      12.3 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. This Agreement supersedes any and all prior or contemporaneous agreements, either oral or in writing, with respect to the subject matter hereof; provided, however, that this Agreement does not supersede any written agreement between the Employer and Employee relating to Employee's ownership interests and Employer's repurchase rights with respect to equity interests in Employer. No modification, amendment or waiver of any provision of this Agreement shall be binding upon any party unless it is in writing and executed by both parties or, in the case of a waiver, by the party waiving compliance.

      12.4 Severability. Whenever possible, each provision of this Agreement shall be construed and interpreted in such a manner as to be effective and valid. If any court determines that any provision is prohibited by or invalid under applicable law, such provision shall automatically be reformed to such time, territory and/or other limitation as such court shall deem reasonable. The reformation or invalidation of any provision shall not invalidate this Agreement or any other provision.


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      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day first above written.

                                   WCI COMMUNITIES LIMITED
                                   PARTNERSHIP

/s/ Don E. Ackerman                By: A & D COMMUNITIES, INC.
-----------------------------      The General Partner
Don E. Ackerman
                                   By: /s/ Alfred Hoffman, Jr.
Address:                              -------------------------------

c/o Chandelle Ventures
39 Locust Avenue , Ste 204         Address:
New Canaan, CT 06840
                                   801 Laurel Oak Drive
                                   Suite 500
                                   Naples, FL 33963


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